Exhibit 99

Heritage Financial Group Increases Quarterly Cash Dividend to $0.09 Per Share, up 13%

ALBANY, Ga.--(BUSINESS WIRE)--January 21, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that its Board of Directors has increased the Company's cash dividend 13% to $0.09 per share from the previous level of $0.08 per share. This represents the fourth consecutive year that the Board has increased the dividend.

The dividend will be paid on February 19, 2010, to stockholders of record as of February 5, 2010. Heritage, MHC, which holds 7,868,875 shares or approximately 76% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Separately, the Company said it plans to report financial results for the fourth quarter and year ended December 31, 2009, during the first week of February 2010.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 10 full-service banking offices. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer